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Exhibit 99.1

Artificial Life Announces Closing Of Its European Operations And Drastic Cut Back Of Operations and Expenses in The United States
Company plans to move headquarters to NY

BOSTON, June 1 /PRNewswire/ --Boston based Artificial Life, Inc. (Nasdaq: ALIF - news) announced today that it has shut down its operations in Russia and that its German and Swiss subsidiaries will file for bankruptcy protection next week. The Company has also laid off almost all of its global and US staff. Global expenses have been cut back over 80%.

The Company also announced that it has entered into merger talks with certain companies.

"We are in the process of a major corporate restructuring and consolidation and are re-inventing the Company by adjusting to the current circumstances in the financial and global Internet markets. As it is still hard for us to raise sufficient funds for operations, we are reducing our operations and expenses to a bare minimum by drastic measures. We have closed and sold our Russian entity and will file for bankruptcy protection in Switzerland and Germany. The US office has been reduced to a handful of key employees. However, the company has generated award winning and very valuable technology over the last few years representing development efforts of several hundred person years. Therefore, we believe that these technology assets can and should now be used to help us to recover by selling nonexclusive source code licenses to interested partners and clients around the world. This way we take advantage of our valuable technology, but do not have to incur any longer the expenses associated with a support infrastructure", said Eberhard Schoeneburg, CEO of Artificial Life, Inc.

The Company also announced that Nasdaq has notified the Company on May, 30, 2001, that it has determined that the Company is not in compliance with the net tangible asset requirements for continued listing on the National Market. The net tangible assets requirement is $4,000,000. However, the Company will request a hearing with Nasdaq and plans to submit and present an explanation and turn around plan to Nasdaq. The hearing request will stay the delisting (scheduled for June 7, 2001) pending a final determination by Nasdaq.

Former CFO Robert Pantano has resigned. The new CFO of the company is Chin Phaik Lim. Chin graduated from Curtin University Perth, WA, in 1988. She worked as an accountant in a chartered firm, Bourne Griffiths and for Barrington Partners thereafter. After moving to Sydney she worked as a Financial Controller at Frank Russell, Australia (headquartered in Tacoma, Washington State). Chin had full finance, administration, statutory, legal and hr responsibilities. She also set up the New Zealand branch office for the company. In 1996 she joined ACEA, Association of Consulting Engineers Australia as the company secretary, financial and administration manager with full responsibilities. Since 1997 Chin worked as a senior consultant for an executive management-leasing firm in Hong Kong.

"It's a tough time for the company now, but also a good time for a new business approach. I am ready to help out with my international contacts and experience and I am very excited about this opportunity as I believe in the company and its great technology and the value of the assets generated by Artificial Life over the past years as I have noticed personally the very positive reception of the Artificial Life technology in Asia. I am determined to help the company to turn around and to support and improve the fundraising process and IP licensing. I also intend to help the company evaluate all options in the current situation such as a going private or mergers with potential candidates around the globe. I am driven by optimization of shareholder value", said Chin Lim, CFO of Artificial Life.

The Company is in negotiations with potential investors and lenders to secure short term funding for operations, as previously disclosed.

The company also announced that it plans to move its headquarters from Boston, MA, to New York City, NY, in June/July 2001.
About Artificial Life

Founded in 1994, Artificial Life, Inc. (Nasdaq: ALIF - news) develops, markets, and supports intelligent software robots for the Internet. The company offers uniquely conversational bot-based products for customer service, consultative selling, Web-based learning, Web site navigation, automated e-mail response, and financial portfolio management. Major customers of the Artificial Life Group include, among others, Credit Suisse First Boston, UBS, Advance Bank, Eagle Star, Pioneer Investments, and MobilCom.

Artificial Life, Inc. is headquartered in Boston, Massachusetts, U.S.A, and maintains subsidiaries in Hong Kong. Detailed information about Artificial Life, Inc. and its products is available at www.artificial-life.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Artificial Life, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.

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